Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tenon Medical, Inc. (the “Company”) of our report dated March 26, 2025, relating to our audits of the Company’s consolidated financial statements as of December 31, 2024 and 2023, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

October 9, 2025